Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-13114 on Form S-3 of our reports dated December 5, 2005, relating to the financial statements and financial statement schedule of Hutchinson Technology Incorporated, and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Hutchinson Technology Incorporated for the year ended September 25, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
January 20, 2006